Exhibit 99.(28)(j)(1)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Financial highlights” in the Prospectus and “Arrangements to disclose portfolio holdings to service providers and fiduciaries” and “Other Information — Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the use of our report dated February 28, 2018, with respect to the financial statements of SMA Relationship Trust - Series G, SMA Relationship Trust - Series M, SMA Relationship Trust - Series S and SMA Relationship Trust - Series T for the year ended December 31, 2017 which is incorporated by reference in Post-Effective Amendment No. 41 to the Registration Statement (Form N-1A Nos. 333-104218 and 811-21328) of SMA Relationship Trust.

/s/ Ernst & Young LLP

New York, New York

April 26, 2018